Exhibit 5

[Baker & Hostetler LLP Letterhead]

September 21, 2007

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

Ladies and Gentlemen:

We have acted as counsel to American Dental Partners, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, relating to the additional registration of 150,000 shares of common stock, $0.01 par value per share, of the Company for issuance under the Company’s 1997 Employee Stock Purchase Plan (the “Plan”) (the “Shares”).

In connection with the foregoing, we have examined: (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-Laws of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Shares available for issuance under the Plan have been duly authorized, and when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP